                                                                      EXHIBIT 14

                 ING CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

This ING Code of Ethics for Financial Professionals has been adopted by the boards of the U.S. domiciled insurance companies which are members of the ING family of companies ("ING Companies") and applies to the principal executive officer, chief financial officer and all other finance, accounting, treasury, tax and investor relations professionals ("ING Financial Professionals") serving one or more of the ING Companies, their subsidiaries or affiliates. This Code of Ethics is intended to supplement the ING Americas General Code of Conduct - together these set the standards of personal and professional integrity that we expect ING Financial Professionals to demonstrate in all their activities.

Financial professionals hold an important and elevated role in corporate governance in that they are vested with the responsibility and authority to protect, balance and preserve the interests of all company stakeholders, including shareholders, customers and employees. ING Financial Professionals are expected to adhere to this Code of Ethics with respect to their individual conduct and advocate its tenets among their peers and colleagues.

As an ING Financial Professional, you agree to:

- Engage in, promote and reward honest and ethical conduct, including avoidance of actual or apparent conflicts of interest in your personal and professional relationships;

- Disclose to the USFS Chief Compliance Officer any material transaction or relationship that could reasonably be expected to give rise to such a conflict;

- Take all reasonable measures to protect the confidentiality of non-public information obtained or created in connection with ING business activities, unless disclosure of such information is required by law or regulation, or legal or regulatory process;

- Use non-public information obtained or created in connection with ING business activities only for the benefit of the ING companies, not for personal advantage;

- Act as a responsible steward with respect to the use and control of ING assets and resources;

- Produce full, fair, complete, accurate, timely and understandable disclosure in reports and documents that the ING Companies file with or submit to the Securities and Exchange Commission, other regulators and in other public communications made by them;

- Take all reasonable measures to ensure that business and investment transactions are properly authorized and completely and accurately recorded in accordance with applicable GAAP and statutory accounting principles and established company financial policy;

- Comply with all applicable governmental laws, rules and regulations, as well as the rules and regulations of appropriate regulatory and self-regulatory agencies;

- Not attempt to unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the ING Companies' financial statements or accounting books and records.

If you become aware of any suspected or known violation of this Code of Ethics or the ING Code of Conduct, you have a duty to report such concerns promptly to the USFS Chief Compliance Officer. You may also submit a concern confidentially and anonymously by accessing the ING Ethics Hotline/Voice Line at 800-555-1853 (detailed access instructions posted on ING Exchange). Your inquiry will be handled discretely and every effort will be made to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting suspect behavior or a compliance concern.

As an ING Financial Professional, you understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe its terms may result in disciplinary action, including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your manager and the ING companies. AS EVIDENCE THAT YOU HAVE READ AND AGREED TO ABIDE BY THIS CODE OF ETHICS, YOU MUST SIGN AND RETURN THE DECLARATION ACKNOWLEDGMENT FORM (DELIVERED ALONG WITH THIS CODE OF ETHICS) AS INSTRUCTED ON THE FORM.

A request for a waiver of any provision of this Code of Ethics must be in writing and addressed to the USFS Chief Compliance Officer. No waiver of this Code of Ethics shall be granted without the approval of the board of directors for the relevant ING Company and any waiver shall be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

The ING Companies intend that this Code of Ethics serve as its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002, complying with the standards set forth in the Securities and Exchange Commission Regulation S-K.

                 ING CODE OF ETHICS FOR FINANCIAL PROFESSIONALS
                              EMPLOYEE DECLARATION

I, (print name) ________________________, have read, reviewed carefully and understand the ING Code of Ethics for Financial Professionals. I understand that observing this Code of Ethics and the ING General Code of Conduct is an integral part of my job responsibilities.

I understand that any deviation from or violation of this Code of Ethics could cause embarrassment and/or financial harm to ING's interests. I also understand that violation of this Code of Ethics can lead to disciplinary action, up to and including termination of my employment, and civil or criminal charges. I further understand that it is my responsibility to prevent and report any violations.

I also acknowledge that ING may modify or amend this Code of Ethics from time to time and that, upon receiving written notice of such changes, adherence to them will constitute part of my ongoing job responsibilities.

                                 CODE OF ETHICS

I understand that this Code of Ethics does not constitute an employment contract or any guarantee of continued employment and that the employment relationship is at will.

Position _____________________________________

Department ___________________________________

Company ______________________________________

Signature ____________________________________

Date _________________________________________

PLEASE SIGN AND RETURN THIS FORM TO THE USFS CHIEF COMPLIANCE OFFICER AT ING, 151 FARMINGTON AVENUE, TS31, HARTFORD, CT 06156